 EX‑35.2

(logo) Rialto CAPITAL

2016 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of  May 1, 2013  by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as Special Servicer, Situs Holdings, LLC as Operating Advisor, Wells Fargo Bank,  National Association as Certificate Administrator, Deutsche Bank Trust Company Americas as Trustee relating to the GS Mortgage Securities Trust 2013-GCJ12, Commercial Mortgage Pass-Through Certificates, Series 2013-GCJ12  (GSMS 2013-GCJ12)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”) herein certifies to the following:

1.             All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.             A review of the servicing activities and performance by the Special Servicer for the period of January 1, 2016 to December 31, 2016 (the “Reporting Period”) in accordance with the Pooling and Servicing Agreement has been conducted under my supervision.

3.             To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by: /s/Adam Singer                                   Date: March 1, 2017

                     Adam Singer, Managing Director